UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2012

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Issuance and Sale of New Notes

On July 30, 2012, the closing date (the “Closing Date”) under the purchase agreement dated July 17, 2012 which Clean Harbors announced on July 17, 2012 and a copy of which was filed as an exhibit to a current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 18, 2012, the Company issued and sold to Goldman, Sachs & Co., as the initial purchaser, $800.0 million aggregate principal amount of the Company’s 5.25% senior notes due 2020 (the “new notes”) pursuant to an indenture dated as of July 30, 2012 (the “indenture”), among the Company, as issuer, the Company’s domestic subsidiaries, as guarantors, and U.S. Bank National Association, as trustee.  The description of the indenture and the new notes contained in this report is qualified in its entirety by reference to the complete text of the indenture, a copy of which is filed as Exhibit 4.40 to this report.

The new notes will mature on August 1, 2020.  The new notes will bear interest at a rate of 5.25% per annum, computed on the basis of a 360-day year composed of twelve 30-day months and payable semi-annually on August 1 and February 1 of each year, commencing on February 1, 2013.

The Company may redeem some or all of the new notes at any time on or after August 1, 2016 upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on August 1 of the year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Percentage
2016	102.625%
2017	101.313%
2018 and thereafter	100.000%

At any time prior to August 1, 2015, the Company may also redeem up to 35% of the aggregate principal amount of all new notes issued under the indenture (whether on the Closing Date or thereafter pursuant to an issuance of additional new notes under the indenture) at a redemption price of 105.250% of the principal amount, plus any accrued and unpaid interest, using proceeds from certain equity offerings, and may also redeem some or all of the new notes at a redemption price of 100% of the principal amount plus a make-whole premium and any accrued and unpaid interest.  Holders may require the Company to repurchase the new notes at a purchase price equal to 101% of the principal amount, plus any accrued and unpaid interest, upon a change of control of the Company.

The new notes are guaranteed by substantially all the Company’s current and future domestic restricted subsidiaries. The new notes are the Company’s and the guarantors’ senior unsecured obligations ranking equally with the Company’s and the guarantors’ existing and future senior unsecured obligations and senior to any future indebtedness that is expressly subordinated to the new notes and the guarantees.  The new notes and the guarantees will rank effectively junior in right of payment to the Company’s and the guarantors’ secured indebtedness (including loans and reimbursement obligations in respect of outstanding letters of credit) under the Company’s revolving credit facility and capital lease obligations to the extent of the value of the assets securing such secured indebtedness.  The new notes are not guaranteed by the Company’s Canadian or other foreign subsidiaries, and the new notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables, of the Company’s subsidiaries that are not guarantors of the new notes.

The indenture contains covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries to:

•                  incur or guarantee additional indebtedness (including, for this purpose, reimbursement obligations under letters of credit) or issue certain preferred stock;

•                  pay dividends or make other distributions to the Company’s shareholders;

•                  purchase or redeem capital stock or subordinated indebtedness;

•                  make investments;

•                  create liens;

•                  incur restrictions on the ability of the Company’s restricted subsidiaries to pay dividends or make other payments to the Company;

•                  sell assets, including capital stock of the Company’s subsidiaries;

•                  consolidate, merge, sell or otherwise dispose of all or substantially all the Company’s or the restricted subsidiaries’ assets; and

•                  enter into transactions with affiliates.

These covenants are subject to a number of important limitations and exceptions.  Furthermore, if the new notes attain investment grade ratings from both Moody’s and Standard & Poors, then the Company’s and its restricted subsidiaries’ obligations to comply with many of the covenants described above will be suspended while such investment grade ratings remain in effect.

The indenture provides for customary events of default including, but not limited to, cross defaults to other specified debt of the Company and its subsidiaries. In the case of an event of default arising from specified events of bankruptcy or insolvency, all of the outstanding new notes will become due and payable immediately without further action or notice. If any other event of default under the indenture occurs and is continuing, the trustee or holders of at least 25% in principal amount of the then outstanding new notes may declare all the notes to be due and payable immediately.

The new notes issued on the Closing Date and the related guarantees have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This report does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the new notes or the related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The net proceeds from the issuance and sale of the new notes, after deducting the initial purchaser’s discount and estimated other transaction expenses, were approximately $790.2 million.  As described below under “Purchase of Tendered 2016 Notes; Supplemental Indenture for 2016 Notes; Discharge of 2016 Notes Indenture,” the Company used a total of $527.4 million of such net proceeds, concurrently with the issuance and sale of the new notes, (i) to pay the purchase price of, plus accrued interest on, the $339.1 million aggregate principal amount of the Company’s 7 5/8% senior secured notes due 2016 (the “2016 notes”) which had been tendered on or prior to the “Consent Date” (as defined below) under the Company’s previously announced tender offer and consent solicitation (collectively, the “Tender Offer”) for any and all of the Company’s $490.0 million then outstanding 2016 notes and (ii) deposit with the trustee under the 2016 notes indenture the funds required to redeem on August 15, 2012 the $150.9 million aggregate principal amount of remaining 2016 notes which had not been tendered in the Tender Offer on or prior to the Consent Date.  The Company plans to use the approximately $262.8 million of remaining net proceeds from the issuance and sale of the new notes to finance potential future acquisitions and for general corporate purposes.

Registration Rights Agreement

In connection with the issuance and sale of the new notes on the Closing Date, the Company and the guarantors entered into a registration rights agreement dated July 30, 2012, with the initial purchasers of the new notes. Under such agreement, the Company and the guarantors are required to file with the SEC an exchange offer registration statement and use reasonable best efforts to cause the exchange offer to be consummated within 180 days following the Closing Date, thereby enabling holders to exchange the new notes for registered notes with terms substantially identical to the terms of the new notes. Under specified circumstances, including if the exchange offer would not be permitted by applicable law or SEC policy, the registration rights agreement would require that the Company and the guarantors file a shelf registration statement and use their reasonable best efforts to have such registration statement declared effective within 90 days following the event giving rise to the requirement to file the shelf registration statement for the resale of the new notes. If the Company and the guarantors default on their registration obligations under the registration rights agreement, additional interest (referred to as special interest), up to a maximum amount of 1.0% per annum, will be payable on the new notes until all such registration defaults are cured. The description of the registration rights agreement contained in this report is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 4.41 to this report.

Purchase of Tendered 2016 Notes; Supplemental Indenture for 2016 Notes: Discharge of 2016 Notes Indenture

As described in the Company’s press release dated July 27, 2012 and current report on Form 8-K filed on July 30, 2012, the Company received on or prior to 5:00 P.M., New York City time, on July 27, 2012 (the “Consent Date”), tenders and consents in the Tender Offer from holders of an aggregate principal amount of $339.1 million of the Company’s 2016 notes, which represented 69.2% of the $490.0 million aggregate principal amount of 2016 notes then outstanding.  Concurrently with the issuance and sale of the new notes described above, the Company purchased on July 30, 2012 all of the tendered 2016 notes for a purchase price of $1,041.38 per $1,000.00 in principal amount of the 2016 notes validly tendered, plus accrued interest up to, but not including, the purchase date.  The Company, the guarantors, and the trustee and notes collateral agent under the indenture under which the 2016 notes were issued (the “2016 notes indenture”) also then entered into a supplemental indenture incorporating the amendments described in the Tender Offer.  Under such supplemental indenture, substantially all of the restrictive covenants and certain events of default in the 2016 notes indenture were eliminated and the required notice period contained in the optional redemption provisions of the 2016 notes indenture was reduced from a minimum of 30 days to a minimum of three days.  The description of such supplemental indenture to the 2016 notes indenture contained in this report is qualified in its entirety by reference to the complete text of such supplemental indenture, a copy of which is filed as Exhibit 4.35D to this report.

On July 30, 2012, the Company also called for redemption on August 15, 2012, all of the $150.9 million aggregate principal amount of outstanding 2016 notes which were not tendered in the Tender Offer on or prior to the Consent Date and discharged the 2016 notes indenture by depositing with the trustee $162.4 million in cash.  Such amount represented the redemption price (at 103.813% of the principal amount) of, plus accrued interest on, the 2016 notes which have been called for redeemed on August 15, 2012 in accordance with the 2016 notes indenture, as amended by the supplemental indenture described above, and the redemption notice provided to the holders of such 2016 notes on July 30, 2012.

Item 2.03                                 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01.               Financial Statements and Exhibits.

(d) Exhibits

4.35D

Supplemental Indenture dated as of July 30, 2012 to the Indenture dated as of August 14, 2009 among Clean Harbors, Inc., as Issuer, the subsidiaries of Clean Harbors, Inc. named therein as Guarantors, and U.S. Bank National Association, as Trustee and Notes Collateral Agent

4.40	Indenture dated as of July 30, 2012, among Clean Harbors, Inc., as Issuer, the subsidiaries of Clean Harbors, Inc. named therein as Guarantors, and U.S. Bank National Association, as Trustee

4.41	Registration Rights Agreement dated July 30, 2012, between the Company, the Company’s domestic subsidiaries as guarantors, and Goldman Sachs & Co.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

July 30, 2012	/s/ James M. Rutledge
Vice Chairman and
Chief Financial Officer